Exhibit 16.1

November 14, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on September 30, 2011, to be filed by AxoGen, Inc., the parent company of our former client, AxoGen Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Cross, Fernandez & Riley, LLP